Filed in the Office of FVAguilar Secretary of State State Of Nevada	Business Number E2432622019-7 Filing Number 20265573765 Filed On 3/5/2026 1:54:00 PM Number of Pages 3

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☒ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Sadot Group Inc. Entity or Nevada Business Identification Number (NVID): NV20191617342
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See Exhibit A
7. Withdrawal:	Designation being Withdrawn: Not applicable Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/Chagay Ravid Date: 03/02/2026 Signature of Officer

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Exhibit A

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

Pursuant to Chapter 78.195 of the Nevada Revised Statutes ("**NRS**"), Sadot Group Inc., a Nevada corporation (the "**Corporation**"), does hereby certify:

The Articles of Incorporation, as amended, of the Corporation (the "**Charter**") confer upon the Board of Directors of the Corporation (the "**Board of Directors**") the authority to provide for the issuance, from time to time, in one or more series, of shares of preferred stock and, in the resolution or resolutions providing for such issue, establish for each such series the number of shares, the designations, powers, privileges, preferences and rights, if any, of the shares of such series, and the qualifications, limitations and restrictions, if any, of such series, to the fullest extent permitted by the NRS. On February 11, 2026, the Board of Directors duly adopted a resolution creating the Series A Preferred Stock, and on March 2, 2026, the Board of Directors duly adopted a resolution amending such series. Such resolutions have not been further modified (except as set forth herein) and are in full force and effect on the date hereof.

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, the series of preferred stock previously designated as the Series A Preferred Stock is hereby amended, and the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1. **Designation and Authorized Shares.** The Corporation shall be authorized to issue 10,000 shares of Series A Preferred Stock, par value $0.0001 per share (the "**Series A Preferred Stock**").

2. **Stated Value.** The stated value of each issued share of Series A Preferred Stock shall be deemed to be $5.1596 (the "**Stated Value**").

3. **Voting.** Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation. For voting purposes, each share of Series A Preferred Stock shall be entitled to 5.1596 votes for an aggregate of 51,596 votes across all 10,000 shares. However, the aggregate votes with respect to the Series A Preferred Stock shall not exceed any applicable Exchange Cap (as that term is customarily used under Nasdaq rules) except that such limitation shall not apply in the event that the Corporation obtains the approval of its shareholders as required by the applicable rules and regulations of the Nasdaq Stock Market (or other principal trading market).

4. **Liquidation, Dissolution and Winding Up.** The Series A Preferred Stock shall be treated *pari passu* with the shares of common stock, $0.0001 par value per share, of the Corporation (the "**Common Stock**").

5. **Dividends and Distributions.** The Series A Preferred Stock shall be treated *pari passu* with the Common Stock.

6. **Redemption.** The Corporation shall have the right, at its sole option and discretion, at any time and from time to time, to redeem all or any portion of the outstanding shares of Series A Preferred Stock. Redemption shall be effected by written notice to the holders and payment of a redemption price equal to the Stated Value per share (plus any accrued and unpaid dividends, if any, declared but not paid). Upon payment of the redemption price, the redeemed shares shall be cancelled and shall not be reissued.

7. **No Conversion.** The Series A Preferred Stock is not convertible into Common Stock or any other securities of the Corporation.

8. **Fractional Shares.** Series A Preferred Stock may only be issued in whole shares and not in fractions of a share. If any interest in a fractional share of Series A Preferred Stock would otherwise be deliverable to a person entitled to receive Series A Preferred Stock, the Corporation shall make adjustment for such fractional share interest by rounding up to the next whole share of Series A Preferred Stock.

9. **Record Holders.** The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

This Certificate of Designation (including the attached Exhibit A when filed) amends and restates the Certificate of Designation filed on February 11, 2026, and is intended to be filed with the Nevada Secretary of State using the official Certificate of Amendment to Designation form (NRS 78.1955), with the detailed terms set forth above included as Exhibit A.